Exhibit 99.1

For Immediate Release
December 1, 2017

Eagle Bancorp, Inc. Denies Allegations In Deceptive And Misleading Report

BETHESDA, MD. Early this morning, Aurelius Value—an anonymous online firm that supports short-sellers—published a deceptive and materially misleading piece about Eagle Bancorp (“Eagle”). Eagle categorically rejects the assertions and implications in the piece.

Based on a 36 percent increase in short positions month over month leading up to the release of the article, it appears that the goal of this piece was to manipulate and depress Eagle’s stock price. The piece, which was issued without contacting Eagle for comment, is filled with demonstrable falsehoods and material omissions. For example:

•                  Selective Quoting of Baseless Allegations from Meritless Lawsuits. The internet piece relies on unsubstantiated claims in two pending lawsuits. Aurelius fails to disclose that Eagle is not even a party to one of them and thus has had no reason to address the allegations. Eagle has moved to dismiss the other lawsuit in its entirety. It is utterly frivolous. While it may further Aurelius’ financial purpose to selectively quote from these lawsuits and omit material information that investors would surely consider important, such behavior is both disturbing and misleading.

•                  All Loans Referenced in the Piece Fully Meet Legal Requirements. The only credit issued by Eagle to the identified executive was a line of credit in case of an overdraft; the line never was used and has not been funded. Eagle takes seriously its obligation to comply with all applicable laws and regulations, including Regulation O. Its compliance is regularly examined internally, and is also examined by agency regulators. Contrary to the misrepresentations by Aurelius, the loans identified in the piece were not made to the identified executive, and, in any event, were approved and disclosed (where required) in compliance with Regulation O.

EagleBankCorp.com 301.986.1800
MD | VA | DC

About Eagle Bancorp, Inc. and EagleBank

Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 21 offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

•                  Mischaracterization of Stock Transactions. Contrary to the incorrect assertions in the piece, the referenced stock sales by an Eagle executive constituted only a small fraction of his holdings. The majority of the proceeds of those sales was used to further charitable purposes. There have been no non-routine stock sales by Eagle executive management.

•                  Falsehoods About “Distressed” Loans. The piece’s claim that two alleged related party loans are distressed is false. Those loans are current and performing.

These are but a few examples of the blatant mischaracterizations, falsehoods, and misleading statements in the Aurelius Value report. Eagle categorically rejects the assertions and implications in the piece.

Eagle was founded on, and remains strongly committed to, abiding by the law and the highest professional and ethical standards.